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                                                                      EXHIBIT 16

                          [ARTHUR ANDERSEN LETTERHEAD]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 4, 2002

Dear Sir/Madam:

We have read the four (4) paragraphs contained in Item 4 included in the Form 8-K to be filed on or about April 4, 2002 of Illinois Power Company with the Securities and Exchange Commission and are in agreement with the statements contained therein.



                                Very truly yours,



                               /s/ ARTHUR ANDERSEN LLP
                               ------------------------
                                   ARTHUR ANDERSEN LLP


cc: Ms. Peggy E. Carter
    Vice President and Controller
    Illinois Power Company